Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 29, 2015

$[●] AutoCallable Notes due January 29, 2016 Linked to the Lesser Performing Reference Asset of Two Equity Securities Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	July 29, 2015

Issue Date:	July 31, 2015

Final Valuation Date:*	January 26, 2016

Maturity Date:*	January 29, 2016

Reference Assets:	The American Depositary Shares representing the Class A ordinary shares of Qihoo 360 Technology Co. Ltd. (“Qihoo 360”) and the ordinary shares of Michael Kors Holdings Limited (“Michael Kors”), as noted in the following table:

Reference Asset	Bloomberg Service Page	Initial Price	Barrier Price
Qihoo 360	QIHU UN <Equity>	$[●]	$[●]
Michael Kors	KORS UN <Equity>	$[●]	$[●]

Each of the securities noted above are referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Coupon Payments:	[$14.58333 - $16.66667 per $1,000 principal amount Note]**

Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to the final Coupon Payment) a payment per $1,000 principal amount Note that you hold determined as follows:

•       If (a) the Final Price of the Lesser Performing Reference Asset is equal to or greater than its Initial Price or (b) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price but a Knock-In Event does not occur, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•       If (a) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, (b) a Knock-In Event occurs AND (c) we do not elect to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

•       If (a) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, (b) a Knock-In Event occurs AND (c) we elect to exercise our physical settlement option, you will receive (i) an amount of shares of the Lesser Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount times the Final Price of the Lesser Performing Reference Asset.

If (a) the Notes are not automatically called, (b) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price and (c) a Knock-In Event occurs, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. In such an event, if we exercise our physical settlement option, the market value of the shares of the Lesser Performing Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Coupon Payment and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-4 of this preliminary pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	2.50%	97.50%
Total	$[●]	$[●]	$[●]	$[●]

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $975.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $925.00 and $946.20 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(3)	Barclays Capital Inc., our affiliate, will receive commissions from the Issuer of up to 2.50% of the principal amount of the Notes, or up to $25.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms of the Notes Continued

Coupon Payment Dates:*	August 31, 2015, September 30, 2015, October 30, 2015, November 30, 2015, December 31, 2015 and the Maturity Date ***

Automatic Call:	If, on any Call Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the applicable Call Settlement Date.

Call Valuation Dates:*	October 27, 2015, November 24, 2015 and December 28, 2015

Call Settlement Date:*	The Coupon Payment Date following the Call Valuation Date On which an Automatic Call occurs

Initial Price:****	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Initial Valuation Date, as noted in the table above

Barrier Price:****	With respect to each Reference Asset, 75.00% of its Initial Price (rounded to the nearest cent), as noted in the table above

Final Price:****	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date

Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Coupon Payment that is otherwise payable on the Call Settlement Date

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Knock-In Event:	A Knock-In Event will occur if, on any scheduled trading day during the term of the Notes, the Closing Price of either Reference Asset is less than the Barrier Price for such Reference Asset; provided that if a Market Disruption Event occurred or was continuing on such day with respect to such Reference Asset, such day will be disregarded for purposes of determining whether a Knock-In Event occurred.

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above

Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Lesser Performing Reference Asset

Applicable Fractional Share Amount:	The Fractional Share Amount (as described below) applicable to the Lesser Performing Reference Asset

Physical Delivery Amount and Fractional Share Amount:****	With respect to each Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price of such Reference Asset, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares of such Reference Asset resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount are noted in the table below:

Reference Asset	Physical Delivery Amount	Fractional Share Amount
Qihoo 360	[●] shares	[●] shares
Michael Kors	[●] shares	[●] shares

Tax Allocation of the Coupon Payments:	Deposit Income: [●]% of the amount of each Coupon Payment on the Notes Put Premium: [●]% of the amount of each Coupon Payment on the Notes

Closing Price:****	With respect to a Reference Asset, on any day, the closing price per share of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day” has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741WBA7 / US06741WBA71

*	Subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations” in this preliminary pricing supplement.
**	The actual Coupon will be determined on the Initial Valuation Date and will not be less than $14.58333 per $1,000 principal amount Note (1.458333% of the principal amount per Note, equivalent to a per annum rate of 17.50%).
***	If such day is not a Business Day, the Coupon Payment Date will occur on the next following Business Day with the same force and effect as if paid on the originally scheduled Coupon Payment Date. No interest will accrue as a result of such delayed payment.
****	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Coupon Payment range set forth in this preliminary pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE FOLLOWING AN AUTOMATIC CALL

The following examples demonstrate the how the payment following an Automatic Call (if one occurs) and the total return on the Notes in such an event will be calculated. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Price of either Reference Asset on any Call Valuation Date. We cannot predict the Closing Price of either Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes:

•	Hypothetical Initial Price for each Reference Asset: $100.00*

•	Monthly Coupon Payments: $14.58333 per $1,000 principal amount Note

*	The hypothetical Initial Price of $100.00 or each Reference Asset has been chosen for illustrative purposes only and does not represent an actual likely Initial Price for either Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date.

Example 1: The Notes are automatically called on the first Call Valuation Date.

	Closing Price
Reference Asset	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Final Price
Qihoo 360	$105.00	N/A	N/A	N/A
Michael Kors	$110.00	N/A	N/A	N/A

Because the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price on the first Call Valuation Date, the Notes are automatically called. You will receive a cash payment on the applicable Call Settlement Date equal to the Redemption Price of $1,000 per $1,000 principal amount Note that you hold (plus the Coupon Payment that is otherwise payable on such date).

Because the Notes will be called on the Coupon Payment Date following the first Call Valuation Date (the third Coupon Payment Date), you will have received Coupon Payments equal to $43.74999 per $1,000 principal amount Note that you hold. The return on investment of the Notes is approximately 4.375%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

	Closing Price
Reference Asset	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Final Price
Qihoo 360	$95.00	$115.00	N/A	N/A
Michael Kors	$105.00	$110.00	N/A	N/A

Because the Closing Price of at least one Reference Asset is less than its respective Initial Price on the first Call Valuation Date, the Notes are not called on the related Coupon Payment Date.

Because the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price on the second Call Valuation Date, the Notes are automatically called. You will receive a cash payment on the applicable Call Settlement Date equal to the Redemption Price of $1,000 per $1,000 principal amount Note that you hold (plus the Coupon Payment that is otherwise payable on such date).

Because the Notes will be called on the Coupon Payment Date following the second Call Valuation Date (the fourth Coupon Payment Date), you will have received Coupon Payments equal to $58.33332 per $1,000 principal amount Note that you hold. The return on investment of the Notes is approximately 5.833%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

PPS–5

Example 3: The Notes are automatically called on the third Call Valuation Date.

	Closing Price
Reference Asset	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Final Price
Qihoo 360	$105.00	$85.00	$103.00	N/A
Michael Kors	$80.00	$90.00	$110.00	N/A

Because the Closing Price of at least one Reference Asset is less than its respective Initial Price on the first and second Call Valuation Dates, the Notes are not called on the related Coupon Payment Dates.

Because the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price on the third Call Valuation Date, the Notes are automatically called. You will receive a cash payment on the applicable Call Settlement Date equal to the Redemption Price of $1,000 per $1,000 principal amount Note that you hold (plus the Coupon Payment that is otherwise payable on such date).

Because the Notes will be called on the Coupon Payment Date following the third Call Valuation Date (the fifth Coupon Payment Date), you will have received Coupon Payments equal to $72.91665 per $1,000 principal amount Note that you hold. The return on investment of the Notes is approximately 7.292%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

PPS–6

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate the how the payment at maturity will be calculated under various circumstances. The numbers set forth in the following examples have been chosen for illustrative purposes only and have been rounded for ease of reference. These examples, which assume that the Notes have not been automatically called prior to maturity, do not take into account any tax consequences of investing in the Notes and also make the following additional assumptions:

Reference Asset	Initial Price	Barrier Price	Physical Delivery Amount	Fractional Share Amount
Qihoo 360	$64.42	$48.32	15 shares	0.52313 shares
Michael Kors	$39.33	$29.50	25 shares	0.42588 shares

The hypothetical Initial Price, Barrier Price, Physical Delivery Amount and Fractional Share Amount applicable to each Reference Asset noted in the table above were chosen for illustrative purposes only and were based on the Closing Price of each Reference Asset on July 24, 2015. The actual Initial Price for each Reference Asset will be equal to the Closing Price on the Initial Valuation Date, and the actual Barrier Price, Physical Delivery Amount and Fractional Share Amount will be calculated as set forth on the cover of this preliminary pricing supplement.

Final Price ($)		Reference Asset Return			Payment at Maturity(1)
Qihoo 360	Michael Kors	Qihoo 360	Michael Kors	Lesser Performing Reference Asset	Knock-In Event Does Not Occur(3)	Knock-In Event Does Occur(3)
99.85	59.00	55.00%	50.00%	50.00%	$1,000.00	$1,000.00
93.41	55.06	45.00%	40.00%	40.00%	$1,000.00	$1,000.00
83.75	53.10	30.00%	35.00%	30.00%	$1,000.00	$1,000.00
77.30	49.16	20.00%	25.00%	20.00%	$1,000.00	$1,000.00
70.86	46.21	10.00%	17.50%	10.00%	$1,000.00	$1,000.00
64.42	39.33	0.00%	0.00%	0.00%	$1,000.00	$1,000.00
61.20	35.40	-5.00%	-10.00%	-10.00%	$1,000.00	$900.00(2)
51.54	40.12	-20.00%	2.00%	-20.00%	$1,000.00	$800.00(2)
57.98	29.50	-10.00%	-25.00%	-25.00%	$1,000.00	$750.00(2)
45.09	35.40	-30.00%	-10.00%	-30.00%	N/A	$700.00(2)
41.87	23.60	-35.00%	-40.00%	-40.00%	N/A	$600.00(2)
67.64	19.67	5.00%	-50.00%	-50.00%	N/A	$500.00(2)
25.77	47.20	-60.00%	20.00%	-60.00%	N/A	$400.00(2)
19.33	19.67	-70.00%	-50.00%	-70.00%	N/A	$300.00(2)
25.77	7.87	-60.00%	-80.00%	-80.00%	N/A	$200.00(2)
6.44	11.80	-90.00%	-70.00%	-90.00%	N/A	$100.00(2)
57.98	0.00	-10.00%	-100.00%	-100.00%	N/A	$0.00

(1)	Per $1,000 principal amount Note, excluding the final Coupon Payment on the Notes.
(2)	Assuming we do not elect to exercise our physical settlement option. For examples demonstrating the amount of shares and cash that you would receive if (a) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, (b) a Knock-In Event occurs and (c) we elect to exercise our physical settlement option, please see Examples 8 through 10 below.
(3)	If the Notes are not automatically called prior to maturity, the payment at maturity will depend solely on whether (a) the Final Price of the Lesser Performing Asset is less than its Initial Price and (b) a Knock-In Event occurs at any time during the term of the Notes.

Example 1: The Final Price of Qihoo 360 is $70.86 and the Final Price of Michael Kors is $46.21.

Because Qihoo 360 has the lower Reference Asset Return, Qihoo 360 is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is greater than its Initial Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment), regardless of whether a Knock-In Event ever occurred.

Example 2: The Final Price of Qihoo 360 is $61.20, the Final Price of Michael Kors is $35.40 and a Knock-In Event does NOT occur.

Because Michael Kors has the lower Reference Asset Return, Michael Kors is the Lesser Performing Reference Asset. Although the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, a Knock-In Event has not occurred. Accordingly, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment).

PPS–7

Example 3: The Final Price of Qihoo 360 is $61.20, the Final Price of Michael Kors is $35.40 and a Knock-In Event DOES occur.

Because Michael Kors has the lower Reference Asset Return, Michael Kors is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity (in addition to the final Coupon Payment) determined as follows:

If we do not elect to exercise our physical settlement option, you will receive a cash payment of $900.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -10.00%] = $900.00

Because Michael Kors is the Lesser Performing Reference Asset, the Applicable Physical Delivery Amount is 25 shares of Michael Kors and the Applicable Fractional Share Amount is 0.42588 shares of Michael Kors. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date (in addition to the final Coupon Payment) a total of 25 shares of Michael Kors plus $15.08 in cash.

Example 4: The Final Price of Qihoo 360 is $19.33 and the Final Price of Michael Kors is $19.67 (resulting in the occurrence of a Knock-In Event on the Final Valuation Date).

Because Qihoo 360 has the lower Reference Asset Return, Qihoo 360 is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity (in addition to the final Coupon Payment) calculated as follows:

If we do not elect to exercise our physical settlement option, you will receive a cash payment at of $300.00 per principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

Because Qihoo 360 is the Lesser Performing Reference Asset, the Applicable Physical Delivery Amount is 15 shares of Qihoo 360 and the Applicable Fractional Share Amount is 0.52313 shares of Qihoo 360. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date (in addition to the final Coupon Payment) a total of 15 shares of Qihoo 360 plus $10.11 in cash.

Examples 3 and 4 above demonstrate that if (a) the Notes are not automatically called, (b) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price and (c) a Knock-In Event occurs, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of your principal, even if the Reference Asset Return of the other Reference Asset is positive. Your loss will not be mitigated in any way by virtue of the fact that the Reference Asset Return of the other Reference Asset was higher than that of the Lesser Performing Reference Asset.

If the Notes are not called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS–8

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Call Valuation Dates, the Coupon Payment Dates, the Final Valuation Date and the Maturity Date are subject to postponement in the event that a scheduled Call Valuation Date or the scheduled Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to either Reference Asset on any such date.

If the Calculation Agent determines that a scheduled Call Valuation Date (including the Final Valuation Date) is not a Reference Asset Business Day, the Call Valuation Date will be the next following Reference Asset Business Day. If a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled Call Valuation Date or the Final Valuation Date, the Call Valuation Date or Final Valuation Date (as applicable) will be postponed to the next following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset. In no event, however, will the relevant date be postponed by more than Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day and will determine the Closing Price of any Reference Asset affected by such Market Disruption Event in the manner set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

In the event that a Call Valuation Date is postponed, the Coupon Payment Date following such Call Valuation Date will be postponed until the third Business Day following the Call Valuation Date (as postponed). If the Final Valuation Date is postponed, and notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same. No interest will accrue as a result of the postponement of any Coupon Payment Date or the Maturity Date for any reason.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. For a description of further adjustments that may affect the Notes, please see and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Lesser Performing Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the Coupon Payments (the “Put Premium”). As set forth on the cover of this preliminary pricing supplement, we have determined the amount of each Coupon Payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium. The terms of your Notes require you and us to allocate the Coupon Payments as set forth on the cover, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

PPS–9

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If the Notes are redeemed or cash settled at maturity, such receipt of cash (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly Coupon Payment on the Notes).

If the Notes are physically settled at maturity with shares of the Lesser Performing Reference Asset, you should not recognize any gain or loss (other than with respect to cash received in respect of the Fractional Share Amount, as described below) in respect of the Put Option. You should have a basis in such shares (including for this purpose any fractional shares) equal to the principal amount of the Notes less the total Put Premium that you received over the term of the Notes. If you receive cash in respect of the Fractional Share Amount upon the physical settlement of the Notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional shares. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued but unpaid interest on the Deposit, which will be taxed as ordinary income) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. If your Notes are so treated, you may be required to include as ordinary income the entire Coupon Payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly Coupon Payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could in effect be required to include all of the Coupon Payments in income, rather than only the portion thereof denoted as Deposit Income on the cover of this preliminary pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

PPS–10

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss—If (a) the Notes are not automatically called prior to maturity, (b) the Final Price of the Lesser Performing Reference Asset is less its Initial Price and (c) a Knock-In Event occurs, your investment will be fully exposed to the negative performance of the Lesser Performing Reference Asset. If we do exercise our option to physically settle your Notes in such an event, you will receive an amount of shares of the Lesser Performing Reference Asset with a market value that is expected to be substantially less than the value of your initial investment. Furthermore, the market value of such shares may be less than the amount of the cash payment that you would have received at maturity had we not elected to exercise our physical settlement option because of fluctuations in the price of the Lesser Performing Reference Asset between the Final Valuation Date and the Maturity Date. You may lose up to 100% of the principal amount of your Notes.

•	Positive Return Limited to the Coupon Payments—The positive return on the Notes is limited to the Coupon Payments. You will not participate in any appreciation in the price of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset Return of one or both Reference Assets is positive.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Call Valuation Date is equal to or greater than its respective Initial Price. As such, the term of the Notes may be as short as approximately three months.

In the event than an Automatic Call occurs, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “Automatic Call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Whether or Not the Notes Will be Automatically Called Will Not be Based on the Price of either Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Prices of the Reference Assets on the Call Valuation Dates. Accordingly, if the price of either Reference Asset drops on any Call Valuation Date such that the Closing Price of such Reference Asset falls below its Initial Price, your Notes will not be called on the relevant Call Valuation Date.

•

If Your Notes Are Not Called Prior to Maturity, the Payment at Maturity on Your Notes will be Based Solely on Whether a Knock-In Event Occurs and the Reference Asset Return of the Lesser Performing Reference Asset—If the Notes are not automatically called, the payment at maturity will depend on whether (a) the Final Price of the Lesser Performing Reference Asset is less than its Initial Price and (b) if so, whether a Knock-In Event occurred during the term of the Notes. In such an event, the payment at maturity will not be based on the price of either Reference Asset at any time other

PPS–11

than the Final Price of the Lesser Performing Reference Asset (as compared to its Initial Price). Therefore, if the price of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the prices of the Reference Assets prior to such drop. In addition, if a Knock-In Event occurs, such event might adversely affect your ability to sell your Notes prior to maturity and the price at which you might be able to sell them.

If a Knock-In Event occurs and if the Final Price of the Lesser Performing Reference Asset is less than its Initial Price, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Coupon Payment and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset would have.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•	Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•

The Notes are Subject to Non-U.S. Securities Market Risks—Each of the Reference Assets are incorporated under the laws of non-U.S. jurisdictions. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities

PPS–12

markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.

•	The Notes are Subject to Risks Associated with Emerging Markets—Because the business operations of the issuer of Qihoo 360 are located primarily in the People’s Republic of China, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•	The Notes are Subject to Currency Exchange Rate Risk—Because Qihoo 360 is represented by American Depositary Share that are denominated in dollars and that represent equity securities denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of such Reference Asset. The exchange rate between the U.S. dollar and the currency in which the underlying ordinary shares of Qihoo 360 are denominated may be affected by many factors that interrelate in complex and unpredictable ways. Any such factors may have a negative effect on the value of Qihoo 360 and, accordingly, on the value of your Notes.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial

PPS–13

Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–14

INFORMATION REGARDING THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

You should not take the historical prices of any Reference Asset as an indication of the future performance of that Reference Asset. The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of any Reference Asset during any period shown below is not an indication that the price of such Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of any Reference Asset. The actual performance of the Reference Assets over the life of the Notes may bear little relation to the historical prices shown below.

We obtained the historical trading price information for each Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

PPS–15

Qihoo 360 Technology Co. Ltd.

According to publicly available information, Qihoo 360 Technology Co. Ltd. (“Qihoo 360”) supplies internet security services. Qihoo 360 researches, designs and develops internet security software and sells third party anti-virus software, as well as system optimization products.

Information filed by Qihoo 360 with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35109, or its CIK Code: 0001508913. Qihoo 360’s common stock is listed on the New York Stock Exchange under the ticker symbol “QIHU”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Qihoo 360’s SEC filings or any other publicly available information regarding Qihoo 360.

Historical Performance of Qihoo 360 Technology Co. Ltd.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the American Depositary Shares representing the Class A ordinary shares of Qihoo 360 during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011*	34.00	29.59	29.59
June 30, 2011	34.04	16.24	19.41
September 30, 2011	25.01	16.34	16.34
December 31, 2011	21.02	14.81	15.69
March 31, 2012	26.01	13.95	24.45
June 30, 2012	25.00	17.11	17.29
September 30, 2012	25.20	14.63	22.05
December 31, 2012	29.69	20.32	29.69
March 31, 2013	34.82	28.29	29.63
June 30, 2013	48.38	28.52	46.17
September 30, 2013	90.85	46.76	83.20
December 31, 2013	94.67	76.40	82.05
March 31, 2014	121.53	79.78	99.58
June 30, 2014	103.00	75.93	92.04
September 30, 2014	104.26	67.47	67.47
December 31, 2014	75.00	55.52	57.26
March 31, 2015	62.48	45.16	51.20
June 30, 2015	71.26	50.95	67.69
July 24, 2015**	67.28	55.59	64.42

*	For the period beginning on March 30, 2011 (the day on which Qihoo 360 began trading on the New York Stock Exchange) and ending on March 31, 2011
**	For the period beginning on July 1, 2015 and ending on July 24, 2015

PPS–16

The following graph sets forth the historical performance of the American Depositary Shares representing the Class A ordinary shares of Qihoo 360 based on the daily Closing Price from March 30, 2011 through July 24, 2015. The Closing Price of one share of Qihoo 360 on July 24, 2015 was $64.42.

Historical Performance of Qihoo 360 Technology Co. Ltd.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–17

Michael Kors Holdings Limited

According to publicly available information, Michael Kors Holdings Limited (“Michael Kors”) is a global luxury lifestyle brand. Michael Kors operates in retail, wholesale, and licensing with a strategically controlled global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners.

Information filed by Michael Kors with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35368, or its CIK Code: 0001530721. The ordinary shares of Michael Kors are listed on the New York Stock Exchange under the ticker symbol “KORS”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Michael Kors’ SEC filings or any other publicly available information regarding Michael Kors.

Historical Performance of Michael Kors Holdings Limited

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the ordinary shares of Michael Kors during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
December 31, 2011*	27.41	24.10	27.25
March 31, 2012	49.59	26.00	46.59
June 30, 2012	48.62	36.04	41.84
September 30, 2012	57.35	38.91	53.18
December 31, 2012	56.97	48.11	51.03
March 31, 2013	64.84	51.51	56.79
June 30, 2013	65.68	52.36	62.02
September 30, 2013	77.49	61.69	74.52
December 31, 2013	84.19	70.92	81.19
March 31, 2014	99.84	75.70	93.27
June 30, 2014	97.01	86.59	88.65
September 30, 2014	91.38	71.17	71.39
December 31, 2014	78.59	68.89	75.1
March 31, 2015	74.78	64.33	65.75
June 30, 2015	65.24	42.09	42.09
July 24, 2015**	44.06	39.33	39.33

*	For the period beginning on December 15, 2011 (the day on which Michael Kors began trading on the New York Stock Exchange) and ending on December 31, 2011
**	For the period beginning on July 1, 2015 and ending on July 24, 2015

PPS–18

The following graph sets forth the historical performance of the ordinary shares of Michael Kors based on the daily Closing Price from December 15, 2011 through July 24, 2015. The Closing Price of one share of Michael Kors on July 24, 2015 was $39.33.

Historical Performance of Michael Kors Holdings Limited

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–19